Exhibit 10.16

MILLENNIAL MEDIA, INC.

KEY EMPLOYEE AGREEMENT

This KEY EMPLOYEE AGREEMENT (the “Agreement”) is entered into effective January 25, 2014 (the “Effective Date”) by and between MICHAEL BARRETT (the “Executive”) and MILLENNIAL MEDIA, INC., a Delaware corporation (the “Company”).

The Company desires to employ the Executive and, in connection therewith, to compensate the Executive for Executive’s personal services to the Company; and

The Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.                                      EMPLOYMENT BY THE COMPANY.

1.1                               Position.  Subject to the terms set forth herein, the Company agrees to employ Executive in the position of President and Chief Executive Officer, and Executive hereby accepts such employment.  During the term of Executive’s employment with the Company, subject to Section 4.1, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies).

1.2                               Duties.  Executive shall serve as the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”) and performing such duties and having such authority and powers as are customarily associated with the chief executive officer of a company together with such other duties as are consistent with that position and assigned to the Executive from time to time by the Board.  Executive will also be nominated as a member of the Board and shall serve on the Board subject to approval by the Company’s stockholders.

1.3                               Other Employment Policies.  The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.                                      COMPENSATION.

2.1                               Salary.  As of the Effective Date, Executive shall receive for Executive’s services to be rendered hereunder an annualized base salary of $500,000.  Executive’s base salary is subject to standard federal and state payroll withholding requirements, payable in accordance with Company’s standard payroll practices.  This amount will be reviewed each year during the term of Executive’s employment in accordance with the Company’s standard practices and will be subject to increase, if any, as may be approved by the Board (or Compensation Committee thereof), but may not be decreased during the term of Executive’s employment without Executive’s prior written consent except under the circumstances described in Section 6.4(b)(ii) below (Executive’s salary, as may be increased or decreased in accordance with this Agreement from time to time is hereinafter referred to as “Base Salary”).

2.2                               Bonus.  Executive shall be eligible for an annual incentive bonus award opportunity in respect of each fiscal year during his term of employment (the “Annual Bonus”).  As of the Effective Date, Executive shall have the opportunity to earn an annual incentive bonus award equal to a maximum amount of 80% of Base Salary.  Any Annual Bonus shall be awarded by the Board in its sole discretion based upon an annual incentive plan adopted by the Board (or Compensation Committee thereof) at or near the beginning of each fiscal year during the term hereof.  Any Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, but in all events, any Annual Bonus earned pursuant to this Section 2.2 will be paid on or before March 15 of the year following the year for which it is earned.

2.3                               Equity Compensation.

(a)                                 Stock Option.  As soon as practicable after the Effective Date, and subject to approval by the Board, Executive shall be granted an option to purchase 1,500,000 shares of the Company’s common stock  (the “Initial Option”) pursuant to the Company’s 2012 Equity Incentive Plan, as may be amended from time to time (the “Plan”).  The Initial Option shall be an incentive stock option to the extent permissible under Section 422 of the Internal Revenue Code and have an exercise price equal to the fair market value of the stock on the date of the grant by the Board.  The complete terms and conditions of the Initial Option shall be set forth in a separate grant notice and/or agreement between Executive and the Company.

(b)                                 Restricted Stock Units.  In addition, as soon as practicable after the Effective Date, and subject to approval by the Board, Executive shall be granted 500,000 Restricted Stock Units (“Initial RSUs”) pursuant to the Plan.  The complete terms and conditions of the Initial RSUs shall be set forth in a separate grant notice and/or agreement between Executive and the Company.  In addition, if Executive meets certain performance goals as established and determined by the Company in its sole discretion, then Executive will be eligible to be granted additional RSUs up to the value of $2,000,000 annually, as decided by the Company in its sole discretion; provided, however, that for 2015 the value of the RSU grant shall be no less than $1,500,000.

(c)                                  Vesting.  The Initial Option and Initial RSUs granted to Executive will vest according to the following schedule:

(i)                                    Basic Vesting:  The Initial RSUs shall vest in four (4) equal quarterly installments on March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014 and the Initial Option shall vest in twelve (12) equal quarterly installments over the four (4) year period following the Effective Date, with the first installment vesting on March 31, 2015 and then thereafter on the last day of each June, September, December and March through March 31, 2018, in each case subject to Executive’s Continuous Service (as defined in the Plan) through the applicable vesting date.

(ii)                                Acceleration of Vesting Upon Termination without Cause or Resignation for Good Reason:  In addition, subject to Executive executing and allowing the Release (as defined below) to become effective in the manner described in Section 6.1(b) below (1) in the event Executive’s employment is terminated without Cause or for Good Reason on or before the second anniversary of the Effective Date, 50% of the then-unvested portion of the Initial Option and Initial RSUs shall accelerate and become vested as of the date of Separation from Service, and (2) in the event Executive’s employment is terminated without Cause or for Good Reason after the second anniversary of the Effective Date, 100% of the then-unvested portion of the Initial Option shall accelerate and become vested effective as of the date of Separation from Service, in each case provided that in no event will Executive receive acceleration of vesting under both this Section 2.3(c)(ii) and under the portion of Section 2.3(c)(iii) relating to a Double Trigger Event; and

(iii)                            Acceleration of Vesting in Connection with a Change in Control:  In addition, 50% of the then-unvested portion of the Initial Option and Initial RSUs shall accelerate upon a “Single Trigger Event” (as defined below), subject to Executive’s Continuous Service as of immediately prior to the closing of the Single Trigger Event.  In addition, 100% of the then-unvested portion of the Initial Option and Initial RSUs shall accelerate upon a “Double Trigger Event” (as defined below), subject to Executive executing and allowing the Release (as defined below) to become effective in the manner described in Section 6.1(b) below (provided that this acceleration is in lieu of, and not in addition to, any acceleration provided in Section 2.3(c)(ii) above).

(1)                                 A “Single Trigger Event” shall mean that a “Change in Control” (as such term is defined in the Plan)  has been consummated.

(2)                                 A “Double Trigger Event” shall mean that (1) a “Change in Control” (as such term is defined in the Plan) has been consummated and (2) Executive has been terminated by the Company without “cause”, or Executive has resigned from his employment with the Company for “good reason” (as “cause” and “good reason” are defined below), in either case, within two (2) months prior to, as of, or within twelve (12) months after, the date that such Change in Control has been consummated.

2.4                               Standard Company Benefits.  Executive shall be entitled to all rights and benefits for which the Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its Executives generally, including four (4) weeks of paid vacation subject to the terms of the Company’s vacation policy.  The Company may adopt, change or delete plans, policies and provisions in its sole discretion.

2.5                               Expense Reimbursement.  The Company will promptly reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.  In addition, the Company will reimburse up to $10,000 in documented legal fees and disbursements incurred by Executive in connection with the review and negotiation of this Agreement within fifteen (15) days after Executive submits to the Company documentation with respect to such legal fees and disbursements, but in no event shall such reimbursement be paid later than December 31, 2014.

3.                                      PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS.

3.1                               Agreement.  As a condition of employment, Executive agrees to execute and abide by the Employee Nondisclosure and Developments Agreement (the “Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement.  The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4.                                      OUTSIDE ACTIVITIES.

4.1                               Other Employment/Enterprise.  Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, other than those in which Executive is a passive investor.  Executive may engage in limited advisory relationships with and serve on the boards of other companies (provided such companies are not in competitive markets), scientific research, scholarly writing and publications, and civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

4.2                               Conflicting Interests.  Except as permitted by Section 4.3, while employed by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3                               Competing Enterprises.  While employed by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or then currently planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any public competitor corporation, so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than 2% of the voting stock of such corporation.

5.                                      FORMER EMPLOYMENT.

5.1                               No Conflict With Existing Obligations.  Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not and will not materially breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services.  Executive has not entered into, and agrees Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

5.2                               No Disclosure of Confidential Information.  If, in spite of Section 5.1, Executive should find that confidential information belonging to any former employer might be usable in connection with the Company’s business, Executive will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of Executive’s former employers (except in accordance with agreements between the Company and any such former employer); but during Executive’s employment by the Company Executive will use in the performance of Executive’s duties all information which is generally known and used by persons with training and experience comparable to Executive’s own and all information which is common knowledge in the industry or otherwise legally in the public domain.

6.                                      TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause.  The provisions of Sections 6.1 through 6.6 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1                               Termination by the Company Without Cause.

(a)                                 The Company shall have the right to terminate Executive’s employment with the Company at any time without Cause (as defined in Section 6.2(b) below) by giving notice as described in Section 6.6 of this Agreement.

(b)                                 In the event Executive’s employment is terminated without Cause, then provided that the Executive executes a general release in favor of the Company, in form and substance reasonably acceptable to the Company (the “Release”), which Release is effective as of the date required by the Release agreement, but in no event later than 60 days following Executive’s separation from service (as defined under Treasury Regulation Section 1.409A-1(h), and without regard to any alternate definition thereunder, a “Separation from Service”), and subject to Section 6.1(c), then:

(i)                                    the Company shall continue to pay Executive as severance Executive’s then-effective Base Salary for a period of the first twelve (12) months following Executive’s Separation from Service (the “Severance Period”), less applicable withholdings and deductions, on the Company’s regular payroll dates;

(ii)                                Executive shall be entitled to any additional acceleration of vesting of the Initial Option and Initial RSUs as set forth in Section 2.3(c)(ii); and

(iii)                            if Executive is participating in the Company’s group health insurance plans on the Separation from Service, and Executive timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay that portion of Executive’s COBRA premiums that the Company was paying prior to the

Separation from Service for the Severance Period or for the continuation period for which Executive is eligible, whichever is shorter (such shorter period, the “COBRA Payment Period”).  The Company’s COBRA premium payment obligation will end immediately if the Executive obtains health care insurance from any other source during the Severance Period.  However, if at any time the Company determines, in its discretion, that the payment of the COBRA premiums would be reasonably likely to result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the Company’s portion of the COBRA premiums, the Company will instead pay Executive, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the portion of the COBRA premiums that the Company was paying prior to the date of Executive’s Separation from Service for that month, subject to applicable tax withholdings and deductions.

(c)                                  The Company will not make any payments to Executive with respect to any of the benefits pursuant to Section 6.1(b) prior to the 60th day following Executive’s Separation from Service. On the 60th day following Executive’s Separation from Service, and provided that Executive has delivered an effective Release, the Company will make the first payment to Executive under Section 6.1(b) in a lump sum equal to the aggregate amount of payments that the Company would have paid Executive through such date had the payments commenced on the date of Executive’s Separation from Service through such 60th day, with the balance of the payments paid thereafter on the schedule described above, subject to any delay in payment required by Section 7.11.

(d)                                 The benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

6.2                               Termination by the Company for Cause.

(a)                                 The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.6 of this Agreement.

(b)                                 “Cause” for termination shall mean:  (i) Executive’s commission of any act constituting a felony or a crime involving fraud or moral turpitude; (ii) Executive’s wrongful act or omission which results in material harm to the Company; (iii) Executive’s willful violation of any material Company policy that has, prior to any alleged violation, been communicated in writing to the Executive, and which results in material harm to the Company; (iv) Executive’s material breach of any written agreement between the Executive and the Company which results in material harm to the Company; (v) Executive’s conduct that demonstrates gross unfitness to serve the Company as determined in the sole discretion of the Board; or (vi) breach of fiduciary duty by Executive which results in an improper benefit to Executive or material harm to the Company, its shareholders, or their respective interests.

(c)                                  In the event Executive’s employment is terminated at any time for Cause, Executive will not be entitled to receive severance pay or any other such severance compensation, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive through the date of termination under any compensation or benefit plan, program or arrangement during such period.

6.3                               Resignation by the Executive.

(a)                                 Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 6.6.

(b)                                 In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason as set forth in Section 6.4), Executive will not receive severance pay or any other such severance compensation, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of resignation, together with all compensation and benefits payable to Executive through the date of resignation under any compensation or benefit plan, program or arrangement during such period.

6.4                               Resignation by the Executive for Good Reason.

(a)                                 Provided Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, the Executive may resign from Executive’s employment for “Good Reason” within sixty (60) days after the occurrence of one of the events specified in Section 6.4(b) below, by giving notice as described in Section 6.6 of this Agreement.

(b)                                 “Good Reason” for resignation shall mean the occurrence of any of the following without the Executive’s prior written consent:  (i) a material diminution of Executive’s authority, responsibilities or duties; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a diminution of Executive’s responsibilities or duties; (ii) a material diminution by the Company in Executive’s Base Salary; (iii) the relocation of the Company’s principal offices to a location outside the New York City, NY metropolitan area, or the Company’s requiring Executive to be based anywhere other than the Company’s principal offices in New York City; or (iv) a material breach of this Agreement by the Company, which shall include without limitation the failure to nominate Executive for re-election to the Board; provided, that prior to any termination for Good Reason pursuant to clauses (i), (ii), (iii) or (iv) of this Section 6.4(b), the Executive shall first provide the Board with reasonable written notice, setting forth the reasons that the Executive believes exist that give rise to “Good Reason” for resignation, stating that the Company shall have fifteen (15) business days to cure such “Good Reason”, and the “Good Reason” has not been cured by the Company within fifteen (15) business days after such notice has been delivered.  Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of the Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.

(c)                                  In the event Executive resigns from Executive’s employment for Good Reason, and subject to Section 6.4(d), the Executive shall be entitled to receive the same payments and benefits as Executive would receive under Section 6.1 had Executive been terminated by the Company without Cause, provided that Executive executes a Release in favor of the Company that meets the criteria specified in Section 6.1(b) and that Executive’s receipt of the payments and benefits are subject to all the terms and conditions of Section 6.1(c).

(d)                                 Executive shall not receive any of the benefits pursuant to Section 6.4(c) unless and until the Release becomes effective and can no longer be revoked by Executive under its terms.

(e)                                  The benefits provided to the Executive pursuant to this Section 6.4 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

6.5                               Termination by Virtue of Death or Disability of the Executive.

(a)                                 In the event of Executive’s death during the term of this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to the Executive’s legal representatives Executive’s accrued but unpaid salary through the date of death together with all compensation and benefits payable to Executive through the date of death under any compensation or benefit plan, program or arrangement during such period; provided that, subject to Executive or a representative of Executive’s estate executing and allowing the Release to become effective in the manner described in Section 6.1(b) above, the Initial Option and the Initial RSUs shall be subject to the same accelerated vesting as would apply under Section 2.3(c)(ii) as if Executive’s employment had been terminated without Cause or for Good Reason.

(b)                                 Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Executive, to terminate this Agreement based on the Executive’s Disability (as defined below).  Termination by the Company of the Executive’s employment based on “Disability” shall mean termination because the Executive is unable to perform the essential functions of Executive’s position with or without accommodation due to a disability (as such term is defined in the Americans with Disabilities Act) for six months in the aggregate during any twelve month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law.  In the event Executive’s employment is terminated based on the Executive’s Disability, Executive will not receive severance pay or any other such compensation; provided, however, the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive through the date of termination under any compensation or benefit plan, program or arrangement during such period.

6.6                               Notice; Effective Date of Termination.

(a)                                 Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i)                                    immediately after the Company gives written notice to Executive of Executive’s termination without Cause, unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)                                immediately after the Company gives written notice to Executive of Executive’s termination for Cause;

(iii)                            immediately upon the Executive’s death;

(iv)                             thirty (30) days after the Company gives written notice to Executive of Executive’s termination on account of Executive’s disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided, that Executive has not returned to the full time performance of Executive’s duties prior to such date; or

(v)                                 thirty (30) days after the Executive gives written notice to the Company of Executive’s resignation and (in the case of a resignation for Good Reason) otherwise fully complies with the procedures set forth in Section 6.4(b) above, unless the Company agrees to a different date at any time between the date of notice and the date of resignation, in which case the Executive’s resignation shall be effective as of such other date.

(b)                                 Executive will receive compensation through any required notice period in the event of termination for any reason.  However, the Company reserves the right to require that the Executive not perform any services or report to work during any required notice period.

7.                                      GENERAL PROVISIONS.

7.1                               Notices.  Any notices provided hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or the Executive may designate by ten (10) days advance written notice to the other.

7.2                               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3                               Waiver.  If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4                               Complete Agreement.  This Agreement, together with the Proprietary Information Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

7.5                               Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6                               Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7                               Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company.

7.8                               Survival.  Executive’s obligations under the Proprietary Information Agreement shall survive termination of Executive’s employment with the Company, as provided therein.

7.9                               Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Maryland.

7.10                        Resolution of Disputes.  Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (before a panel of arbitrators) and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  The location for the arbitration shall be the New York City, NY metropolitan area.  Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided, however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations under this arbitration agreement survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company.

7.11                        Application of Section 409A. It is intended that all of the benefits provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Agreement (and any definitions in this Agreement) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (or under any other arrangement with Executive) that constitute “deferred compensation” shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a Separation from Service.  If the Company determines that any of the payments or benefits upon a Separation from Service provided under this Agreement (or under any other arrangement with Executive) constitute “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company (as defined in Section 409A(a)(2)(B)(i) of the Code) at the time of his Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of Executive’s Separation from Service, and (ii) the date of Executive’s death (the earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to Executive a lump sum amount equal to the sum of the payments upon Separation from Service that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this Section 7.11, and (B) begin paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

7.12                        Golden Parachute Excise Tax.  The Company and Executive agree that Executive’s execution of a non-competition agreement is a material inducement to the severance payments and benefits provided pursuant to this Agreement, and the Company further agrees such severance payments and benefits are payable on account of such non-competition agreement.  Notwithstanding the foregoing, if any payment or benefit Executive would receive from the Company or otherwise in connection with a Change in Control (as defined in the Plan) or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount.  The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments will occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to Executive.  Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are.  In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

The registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations.  If the registered public accounting firm so engaged by the Company is serving as accountant or auditor for the acquirer or is otherwise unable or unwilling to perform the calculations, the Company will appoint a nationally recognized firm that has expertise in these calculations to make the determinations required hereunder.  The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.  The firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive.  Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

IN WITNESS WHEREOF, the parties have executed this Key Employee Agreement on the Effective Date.

MILLENNIAL MEDIA, INC.

By:	/s/ Michael Avon
Michael Avon
Chief Financial Officer

/s/ Michael Barrett
Michael Barrett